Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2015 FOURTH QUARTER

El Dorado Ammonia Plant Remains on Track to be in Production Early in Second Quarter of 2016

Provides Chemical Business Product Volume Guidance for Full Year 2016

OKLAHOMA CITY, Oklahoma…February 29, 2016… LSB Industries, Inc. (“LSB”) (NYSE: LXU) today announced results for the fourth quarter and full year ended December 31, 2015.

Financial Highlights of Fourth Quarter 2015 Compared to Fourth Quarter 2014

•	Net sales decreased 16% to $157.0 million compared to $187.3 million.

•	Adjusted operating loss was $8.9 million compared to operating income of $4.9 million.

•	Adjusted EBITDA was $1.9 million compared to $14.4 million. Adjusted net loss applicable to common shareholders was $5.2 million, or $0.23 loss per diluted share compared to net income applicable to common shareholders of $0.7 million, or $0.03 per diluted share.

Financial Highlights of Full Year 2015 Compared to Full Year 2014

•	Net sales decreased 6.5% to $711.8 million compared to $761.2 million.

•	Adjusted operating loss was $5.6 million compared to operating income of $25.4 million.

•	Adjusted EBITDA was $36.5 million compared to $61.8 million. Adjusted net loss applicable to common shareholders was $6.8 million or $0.30 loss per diluted share compared to adjusted net income applicable to common shareholders of $2.1 million, or $0.09 per diluted share.

“Our fourth quarter fell short of our expectations,” stated Dan Greenwell, LSB’s President and CEO. “Results for our Chemical Business were weaker than the fourth quarter of 2014 due to unplanned downtime at our Pryor Facility, lower sales of ammonium nitrate to the mining sector and lower selling prices for agricultural chemicals, which were down approximately 16% compared to the prior year period. Looking at the current year, fertilizer prices appear to have stabilized, and we believe that, due to the contracted fall fertilizer application season, demand for fertilizers will be stronger this spring and pricing will firm up from current levels.

“Additionally, we were disappointed with the unplanned outage at our Cherokee Facility. Cherokee operated efficiently and consistently during 2015, with the exception of two weeks in December, and its ammonia plant operated at an on-stream rate of 94% for the full year of 2015. We are continuing to take positive steps with equipment replacement and upgrades at both the Pryor and Cherokee plants to increase on-stream rates in 2016.

“On the subject of our El Dorado Facility, as we’ve previously announced, we began operating our new nitric acid plant and concentrator in the second and fourth quarters of 2015, respectively, and attained a significant milestone by achieving mechanical completion of a new 375,000 ton per year ammonia plant within the last several weeks. The ammonia plant is currently in its commissioning phase, and we plan to begin producing ammonia early in the second quarter of 2016. We expect the total cost of the El Dorado Expansion Project remain within the previously announced range of $831 million to $855 million. We continue to expect that this expansion will have a transformative impact on the profitability of our Chemical Business and LSB overall in the coming quarters and years.

“Turning to our Climate Control Business, while sales were down slightly, reflecting continuing weakness in demand for residential heat pumps, fourth quarter bookings and year-end 2015 backlog were up versus last year, pointing to the continued gradual recovery in our commercial and institutional end markets. Most encouraging was the 50 basis points of gross margin expansion generated by Climate Control in the quarter. This improved margin was the result of the operational excellence initiatives we have been implementing over the past several quarters, which included managerial enhancements, labor productivity improvements and cost reductions, and we expect further improvement throughout 2016.”

Mr. Greenwell concluded, “We have much left to accomplish to deliver the level of financial performance I believe that LSB is capable of generating. Over the past twelve months, the organization has undergone substantial changes and worked its way through a number of challenges and distractions. In 2016 our attention will be set squarely on execution of our strategic plan with the startup of the El Dorado ammonia plant and a focus on improving the reliability of our Chemical facilities, along with growing sales and improving the margins of our Climate Control Business. Additionally, we believe that the stronger profitability and cash flow we expect to generate, will give us opportunities to improve our overall capitalization and liquidity. As a result, we think we are well positioned to deliver greater value to our shareholders in the coming year.”

Chemical Business Fourth Quarter 2015 Compared to Fourth Quarter 2014:

	Three Months Ended December 31,
	2015	2014*	Change
	(In millions)
Net sales	$87.4	$115.1	$(27.7)
Operating income (loss)	$(10.3)	$4.5	$(14.8)
Segment EBITDA	$3.0	$12.6	$(9.6)

*	Refer to Note 1 – Summary of Significant Accounting Policies in the 10K for reclass adjustments impacting 2014 comparative periods

Comparison of 2015 to 2014 periods:

•	Net sales of agricultural products decreased primarily due to lower product selling prices as indicated in the table below. During the fourth quarter of 2015, the Pryor Facility experienced 46 days of unplanned downtime in the Urea plant coupled with a 14 day unplanned outage in the ammonia plant at the Cherokee Facility. During the fourth quarter of 2014, the Cherokee plant experienced an unplanned outage in the ammonia plant which lasted approximately 33 days. Sales of mining products declined due to the expiration of our take-or-pay contract with Orica in April 2015, and overall softening in the coal markets. A decrease in sales of industrial products was the result of lower ammonia prices passed through to contractual customers, partially offset by higher volumes.

•	Operating income and EBITDA declined primarily as a result of the aforementioned weaker selling prices, partially offset by the cost of natural gas at our Cherokee and Pryor facilities. The El Dorado

Facility experienced lower fixed cost absorption as a result of the decreased production and sales of low density AN attributable to the Orica contract. Additionally, the lower on-stream production rate at the Pryor and Cherokee facilities translated into lost sales and reduced absorption of fixed overhead costs. The El Dorado Facility produces agricultural grade AN, nitric acid and industrial grade AN from purchased ammonia, which is currently at a cost disadvantage compared to products produced from natural gas. This cost disadvantage, along with the impact from the loss of Orica and certain additional expenses related to the El Dorado Expansion projects, resulted in an EBITDA loss for the facility during the 2015 period of approximately $11.6 million compared to an EBITDA loss of approximately $5.9 million in fourth quarter 2014.

	Three Months Ended December 31,
	2015		2014
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix	% Change
Sales by Market Sector
Agricultural	$39.6	45%	$49.3	43%	(20)%
Industrial, Mining and Other	47.8	55%	65.8	57%	(27)%

	$87.4		$115.1		(24)%

The following tables provide key operating metrics for the Agricultural products of our Chemical Business:

	Three Months Ended December 31,
	2015	2014	% Change
Product (tons sold)
Urea ammonium nitrate (UAN)	85,978	76,288	13%
Ammonium nitrate (AN)	30,010	29,738	1%
Ammonia	21,155	29,614	(29)%
Other	3,076	4,847	(37)%

	140,219	140,487	—%

Average Selling Prices (price per ton) (A)
UAN	$199	$243	(18)%
AN	$255	$315	(19)%
Ammonia	$443	$510	(13)%

(A)	Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

With respect to sales of Industrial, Mining and Other Chemical Products, the following table indicates the volumes sold of our major products:

	Three Months Ended December 31,
	2015	2014	% Change
Product (tons sold)
Nitric acid	145,837	131,321	11%
LDAN/HDAN (B)	15,309	24,183	(37)%
AN solution	19,909	23,960	(17)%
Ammonia	5,974	5,601	7%

(B)	Under the Orica contract that expired in April 2015, Orica paid for 60,000 tons of ammonium nitrate in 2014, but actual tons sold to Orica for the period were 23,284

Input Costs
Average purchased ammonia cost/ton	$415	$593	(30)%
Average natural gas cost/MMbtu	$3.05	$3.89	(22)%

Climate Control Business Fourth Quarter 2015 Compared to Fourth Quarter 2014:

	Three Months Ended December 31,
	2015	2014	Change
	(In millions)
Net sales	$67.0	$68.8	$(1.8)
Operating income	$4.4	$4.3	$0.1
Segment EBITDA	$5.6	$5.5	$0.1

Comparison of 2015 to 2014 periods:

•	Net sales decreased primarily due to lower volumes and selling prices for heat pumps for residential applications and, to a lesser extent, lower volumes of fan coils. These declines were partially offset by higher sales of our custom air handlers reflecting the increased order levels in the fourth quarter of 2014 and first quarter of 2015.

•	Operating income and EBITDA increased despite the lower sales as a result of material and productivity savings generated by the implementation of operational efficiency initiatives.

•	New orders for Climate Control products were $58.7 million in the fourth quarter of 2015, up slightly from the fourth quarter of 2014. For the full year of 2015, new orders of $260.5 million decreased approximately 6% as compared to 2014. New orders from the commercial end-markets were down 5% from 2014, while residential product new orders declined 17% on a full year basis. Backlog of $67.1 million as of December 31, 2015 increased approximately 3% over year-end 2014 levels and was 6% lower than backlog at September 30, 2015.

	Three Months Ended December 31,
	2015		2014
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix	% Change
Sales by Market Sector
Commercial/Institutional	$57.7	86%	$57.5	84%	—%
Residential	9.3	14%	11.3	16%	(18)%

	$67.0		$68.8		(3)%

	Three Months Ended December 31,
	2015		2014
	(Dollars in millions)
	Sales	Product Mix	Sales	Product Mix	% Change
Sales by Product Category
Heat pumps	$38.2	57%	$42.0	61%	(9)%
Fan coils	16.4	24%	17.1	25%	(4)%
Other HVAC	12.4	19%	9.7	14%	28%

	$67.0		$68.8		(3)%

Financial Position and Capital Additions

As of December 31, 2015, our total cash and investments were $127.3 million, including short-term investments.

Total long-term debt, including current portion was $520.4 million at December 31, 2015 compared to $450.9 million at December 31, 2014 and our Working Capital Revolver Loan at December 31, 2015 was undrawn (borrowing availability, which is tied in to eligible accounts receivable and inventories, was $64.4 million at December 31, 2015). Interest expense, net of capitalized interest, for the fourth quarter of 2015 was $0.9 million compared to $4.1 million for the same period in 2014. Additionally, in December 2015 the Company issued $210 million of preferred stock with an aggregate liquidation preference of $212.3 million, inclusive of accrued dividends at December 31, 2015.

Capital additions were $146.5 million in the fourth quarter of 2015, including $140.8 million relating to the expansion projects at our El Dorado Facility. Planned capital additions for 2016, in the aggregate, are estimated to range from $174 million to $210 million, including $126 million to $150 million remaining for the full-year on the El Dorado expansion project. Some of the 2016 planned capital additions, not related to the El Dorado expansion project, may be deferred should we need to do so.

Full Year 2016 Chemical Business Sales Volume Outlook

The Company’s outlook for sales volume for the full year 2016 in its Chemical Business is as follows:

Products	Sales (tons)
Agriculture:
UAN	365,000 – 390,000
AN	185,000 – 210,000
Ammonia	110,000 – 130,000

Industrial, Mining and Other:
Nitric acid	540,000 – 570,000
AN	110,000 – 135,000
AN Solution	55,000 – 65,000
Ammonia	150,000 – 175,000

Conference Call

LSB’s management will host a conference call covering the fourth quarter results on Tuesday, March 1, 2016 at 10:00 am ET/9:00 am CT to discuss these results and recent corporate developments. Participating in the call will CEO, Dan Greenwell and Executive Vice President and CFO, Mark Behrman. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of chemical products for the agricultural, mining and industrial markets; and, the manufacture and sale of commercial and residential climate control products, such as water source and geothermal heat pumps, hydronic fan coils, modular geothermal and other chillers and large custom air handlers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: our belief that we have accurately revised the cost projections and timing of completion for the El Dorado project; our expectation of increased reliability and production consistency at our Facilities, including our Cherokee and Pryor Facilities; our projections of trends in the fertilizer market; our outlook for commercial and residential construction; our expectation of continued success of our operational excellence initiatives; our belief in stronger profitability and expectation of cash flow generation; opportunities to improve our overall capitalization and liquidity; and our planned capital additions for 2016.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to: general economic conditions; weather conditions; increased costs to complete the El Dorado project; ability to install necessary equipment and renovations at our Facilities in a timely manner; changes to federal legislation or adverse regulations; increased competitive pressures, domestic and foreign; ability to complete transactions to address our leveraged balance sheet and cash flow requirements; loss of significant customers; increased costs of raw materials; and other factors set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Form 10-K for year ended December 31, 2015 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, which contain a discussion of a variety of factors which could cause future outcomes to differ materially from the forward-looking statements contained in this release.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: Fred Buonocore (212) 836-9607 Linda Latman (212) 836-9609 The Equity Group Inc.

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three Months and Twelve Months Ended December 31,

	Three Months		Twelve Months
	2015	2014(1)	2015	2014(1)
	(In Thousands, Except Per Share Amounts)
Net sales	$157,021	$187,258	$711,781	$761,246
Cost of sales	137,951	157,204	608,073	613,372

Gross profit	19,070	30,054	103,708	147,874

Selling, general and administrative expense	28,572	25,198	112,288	98,405
Provision for (recovery of) losses on accounts receivable	(99)	220	253	134
Impairment of long lived assets	3,518	—	43,188	—
Property insurance recoveries in excess of losses	—	—	—	(5,147)
Other expense (income)	(273)	(298)	(1,269)	1,120

Operating income (loss)	(12,648)	4,934	(50,752)	53,362

Interest expense, net	876	4,141	7,381	21,599
Non-operating other income	(289)	(39)	(396)	(281)
Non-operating other expense (2)	520	—	520	—

Income (loss) from continuing operations before provision (benefit) for income taxes and equity in earnings of affiliate	(13,755)	832	(58,257)	32,044
Provision (benefit) for income taxes	(5,708)	114	(23,550)	12,400
Equity in earnings of affiliate	—	—	—	(79)

Income (loss) from continuing operations	(8,047)	718	(34,707)	19,723

Net loss from discontinued operations	21	61	58	89

Net income (loss)	(8,068)	657	(34,765)	19,634
Dividends on convertible preferred stocks			300	300
Dividends on Series E redeemable preferred stock	2,287	—	2,287	—
Accretion of Series E redeemable preferred stock (3)	686	—	686	—

Net (loss) income applicable to common stock	$(11,041)	$657	$(38,038)	$19,334

Weighted-average common shares:
Basic	22,812	22,626	22,759	22,575

Diluted	22,812	22,772	22,759	23,667

Income (loss) per common share:
Basic	$(0.48)	$0.03	$(1.67)	$0.86

Diluted	$(0.48)	$0.03	$(1.67)	$0.83

(1)	*Refer to Note 1 – Summary of Significant Accounting Policies in the 10K for reclass adjustments impacting 2014 comparative periods
(2)	Fair market value adjustment on participant rights value (456,225 shares)
(3)	Represents accretion on discount/issuance costs pertaining to $210.0 million preferred stock issuance

LSB Industries, Inc.

Financial Highlights

Three Months and Twelve Months Ended December 31,

	Three Months		Twelve Months
	2015	2014	2015	2014
	(In Thousands)
Net sales:
Chemical (1)	$87,365	$115,139	$428,129	$483,638
Climate Control	66,996	68,773	274,086	265,358
Other	2,660	3,346	9,566	12,250

	$157,021	$187,258	$711,781	$761,246

Gross profit (loss): (1)(2)
Chemical	$(2,475)	$8,080	$16,644	$61,084
Climate Control	20,639	20,815	83,660	82,443
Other	906	1,159	3,404	4,347

	$19,070	$30,054	$103,708	$147,874

Operating income (loss): (1)(4)
Chemical (2)(3)	$(10,285)	$4,466	$(41,831)	$51,281
Climate Control	4,413	4,279	19,892	21,675
Other	359	473	1,104	1,771
General corporate expenses (5)	(7,135)	(4,284)	(29,917)	(21,365)

	(12,648)	4,934	(50,752)	53,362
Interest expense, net (6)	876	4,141	7,381	21,599
Non-operating income, net:
Chemical	(286)	(36)	(363)	(249)
Climate Control	—	—	(4)	—
Corporate and other business operations	(3)	(3)	(29)	(32)
Non-operating other expense	520	—	520	—
Provision (benefit) for income taxes	(5,708)	114	(23,550)	12,400
Equity in earnings of affiliate - Climate Control	—	—	—	(79)

Income (loss) from continuing operations	$(8,047)	$718	$(34,707)	$19,723

(1)	During the fourth quarter of 2015 sales prices declined for Ammonia, UAN and AN by 13%, 18% and 19% respectively as compared to the same period in 2014. Also during the fourth quarter of 2015, the ammonia plant at the Cherokee Facility and the Urea plant at the Pryor Facility were taken out of service for unplanned downtime. During the third quarter of 2015, a planned major maintenance activity (“Turnaround”) was performed at our Pryor Facility. Following the completion of the Turnaround, the Pryor Facility experienced unplanned downtime while restarting the plant that negatively impacted production, sales and operating results. During the third quarter of 2014, Turnaround was performed at the Cherokee Facility, which negatively impacted production, sales and operating results. During the fourth quarter of 2014, our Cherokee Facility experienced downtime resulting in lost production and adverse effect on operating results. Refer to Note 1 – Summary of Significant Accounting Policies in the 10K for reclass adjustments impacting 2014 comparative periods
(2)	Gross profit by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(3)	During the third quarter of 2015, our chemical business recognized an impairment charge of $39.7 million related to our working interest in natural gas properties. During the fourth quarter of 2015, our Pryor Facility recognized an impairment charge of $3.5 million on certain older machinery and equipment. During the first quarter of 2014, we recognized business interruption and property insurance recoveries totaling $28.0 million, of which approximately $22.9 million was recognized as a reduction to cost of sales
(4)	Our chief operating decision makers use operating income by business segment for purposes of making decisions that include resource allocations and performance evaluations. Operating income by business segment represents gross profit by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/incurred by each business segment before general corporate expenses.
(5)	General corporate expenses consist of SG&A, other income and other expense that are not allocated to one of our business segments. General corporate expenses consist of the following:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(In Thousands)
Selling, general and administrative:
Personnel costs (A)	$(3,680)	$(1,956)	$(14,798)	$(8,434)
Fees and expenses relating to shareholders (B)	(156)	(151)	(4,603)	(4,843)
Professional and director fees (C)	(2,223)	(1,203)	(6,610)	(4,536)
All other	(1,150)	(999)	(3,979)	(3,632)

Total selling, general and administrative	(7,209)	(4,309)	(29,990)	(21,445)
Other income	55	28	128	97
Other expense	19	(3)	(55)	(17)

Total general corporate expenses	$(7,135)	$(4,284)	$(29,917)	$(21,365)

(A)	Increased costs for 2015 are related to additional costs incurred primarily relating to certain severance agreements with former executives, compensation incentives and additional personnel performing general corporate activities.
(B)	These fees and expenses include costs associated with evaluating and analyzing proposals received from certain activist shareholders and dealing, negotiating and settling with those shareholders in order to avoid proxy contests.
(C)	Increased professional fees are primarily related to our review of various financing alternatives during the fourth quarter of 2015. Director fees also increased as a result of the increased size of the Board combined with changes in their fee structure.

(6)	During the three and twelve months ended December 31, 2015, interest expense is net of capitalized interest of $9.7 million and $30.6 million, respectively. During the three and twelve months ended December 31, 2014, interest expense is net of capitalized interest of $4.9 million and $14.1 million, respectively.

LSB Industries, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2015	2014
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$127,314	$186,811
Restricted cash	—	365
Short-term investments	—	14,500
Accounts receivable, net	92,602	88,074
Inventories:
Finished goods	24,383	28,218
Work in progress	2,042	2,763
Raw materials	26,812	25,605

Total inventories	53,237	56,586
Supplies, prepaid items and other:
Prepaid insurance	10,563	13,752
Precious metals	12,918	12,838
Supplies	18,681	15,927
Prepaid and refundable income taxes	6,811	7,387
Other	5,797	5,438

Total supplies, prepaid items and other	54,770	55,342
Deferred income taxes	4,774	17,204

Total current assets	332,697	418,882

Property, plant and equipment, net	1,005,488	619,205

Other assets:
Noncurrent restricted cash and cash equivalents	—	45,969
Noncurrent restricted investments	—	25,000
Intangible and other, net	23,642	21,516

Total other assets	23,642	92,485

	$1,361,827	$1,130,572

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	December 31,	December 31,
	2015	2014
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$108,002	$81,456
Short-term financing	9,119	11,955
Accrued and other liabilities	52,331	51,166
Current portion of long-term debt	22,468	10,680

Total current liabilities	191,920	155,257

Long-term debt	497,954	440,205

Noncurrent accrued and other liabilities	20,922	17,934

Deferred income taxes	52,179	83,128

Commitments and contingencies

Redeemable preferred stocks:
Series E 14% cumulative, redeemable preferred stocks, no par value, 210,000 shares issued and outstanding (none in 2014); aggregate liquidation preference of $212,287,000	177,272	—
Series F redeemable preferred stocks, no par value, 1 share issued and outstanding (none in 2014); aggregate liquidation preference of $100	—	—

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 27,131,724 shares issued (26,968,212 at December 31, 2014)	2,713	2,697
Capital in excess of par value	192,249	170,537
Retained earnings	248,150	286,188

	446,112	462,422

Less treasury stock, at cost:
Common stock, 3,735,503 shares (4,320,462 shares at December 31, 2014)	24,532	28,374

Total stockholders’ equity	421,580	434,048

Total Liabilities and Equity	$1,361,827	$1,130,572

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliations

EBITDA is defined as net income plus interest expense, depreciation, depletion and amortization of property plant and equipment, amortization of other assets, less interest included in amortization, plus provision for income taxes plus loss from discontinued operations. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income to EBITDA for the periods indicated.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	($ in millions)
LSB Consolidated
Net income (loss)	$(8.1)	$0.7	$(34.8)	$19.6
Plus:
Interest expense	0.9	4.1	7.4	21.6
Depreciation, depletion and amortization	11.1	9.4	42.2	36.1
Provision for impairment	3.5	—	43.2	—
Provision (benefit) for income taxes	(5.7)	0.1	(23.6)	12.4
Loss from discontinued operations	0.0	0.1	0.1	0.1

EBITDA	$1.7	$14.4	$34.5	$89.8

Climate Control Business
Operating income	$4.4	$4.3	$19.9	$21.7
Plus:
Equity in earnings	—	—	—	0.1
Depreciation, depletion and amortization	1.2	1.2	4.8	4.7

EBITDA	$5.6	$5.5	$24.7	$26.5

Chemical Business
Operating income (loss)	$(10.3)	$4.5	$(41.8)	$51.3
Plus:
Non-operating income	0.3	—	0.4	0.3
Depreciation, depletion and amortization	9.5	8.1	36.1	30.6
Provision for impairment	3.5	—	43.2	—

EBITDA	$3.0	$12.6	$37.8	$82.2

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted Operating Income (Loss), EBITDA, Net Income (Loss) Applicable to Common Stock and Diluted Earnings per Share

Adjusted operating income (loss), adjusted EBITDA, adjusted net income (loss) applicable to common stock and adjusted income (loss) per diluted share are reported to show the impact of the impairment adjustments, severance costs and insurance recoveries. We believe that the inclusion of supplementary adjustments to operating income, EBITDA, net income applicable to common stock and diluted income per common share, are appropriate to provide additional information to investors about certain unusual items. The following tables provide reconciliations of operating income, EBITDA, net income applicable to common stock and diluted income per common share excluding the impact of the insurance recoveries and unrealized loss on forward natural gas purchase commitments.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	($ in millions except per share amounts)
LSB Consolidated
Operating income (loss)	$(12.6)	$4.9	$(50.8)	$53.4
Less:
Insurance recoveries	—	—	—	28.0
Provision for impairment	(3.5)	—	(43.2)	—
Severance costs	(0.2)	—	(2.0)	—

Adjusted operating income (loss)	$(8.9)	$4.9	$(5.6)	$25.4

EBITDA	$1.7	$14.4	$34.5	$89.8
Less:
Insurance recoveries	—	—	—	28.0
Severance costs	(0.2)	—	(2.0)	—

Adjusted EBITDA	$1.9	$14.4	$36.5	$61.8

Net income applicable to common stock	$(11.0)	$0.7	$(38.0)	$19.3
Less:
Fair market value adjustment on participation rights	(0.5)	—	(0.5)	—
Insurance recoveries (net of tax)	—	—	—	17.2
Accrued dividends on 14% preferred stock	(2.3)	—	(2.3)	—
Non-cash accretion on preferred stock related to discount and issuance costs	(0.7)	—	(0.7)	—
Provision for impairment (net of tax)	(2.2)	—	(26.5)	—
Severance costs (net of tax)	(0.1)	—	(1.2)	—

Adjusted net income (loss) applicable to common stock	$(5.2)	$0.7	$(6.8)	$2.1

Weighted-average common shares (in thousands)	22,812	22,772	22,759	22,667

Adjusted income (loss) per diluted share	$(0.23)	$0.03	$(0.30)	$0.09

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	($ in millions)
Chemical Business
Operating income	$(10.3)	$4.5	$(41.8)	$51.3
Less:
Insurance recoveries	—	—	—	28.0
Provision for impairment	(3.5)	—	(43.2)	—

Adjusted operating income (loss)	$(6.8)	$4.5	$1.4	$23.3

EBITDA	$3.0	$12.6	$37.8	$82.2
Less:
Insurance recoveries	—	—	—	28.0

Adjusted EBITDA	$3.0	$12.6	$37.8	$54.2

Agricultural Sales Price Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	($ per ton)
Agricultural Sales recorded
UAN	$211	$254	$246	$271
HDAN	294	339	349	351
Ammonia	443	525	499	499

Less Freight:
UAN	(12)	(11)	(14)	(13)
HDAN	(39)	(24)	(37)	(21)
Ammonia	—	(15)	(8)	(9)

Agricultural Sales netted with freight
Net Back UAN	199	243	232	258
Net Back HDAN	255	315	312	330
Net Back Ammonia	443	510	491	490